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                                                                     EXHIBIT 3.1

              SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               NORIAN CORPORATION

         Brent R. Constantz and Steven E. Bochner certify that:

         1. They are the President and Assistant Secretary, respectively, of Norian Corporation.

         2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                        I

         The name of this corporation is Norian Corporation.

                                       II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

         This corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock". The total number of shares which this corporation is authorized to issue is 160,800,000. The number of shares of Common Stock which this corporation is authorized to issue is 86,000,000. The number of shares of Preferred Stock which this corporation is authorized to issue is 74,800,000. 5,000,000 shares of Preferred Stock shall be designated Series A Preferred Stock, 10,037,500 shares of Preferred Stock shall be designated Series B Preferred Stock, 2,750,000 shares of Preferred Stock shall be designated Series C Preferred Stock, and 56,800,000 shares of Preferred Stock shall be designated Series D Preferred Stock, which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall have the rights, preferences, and restrictions as follows:






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         Section 1.

         (a) General Definitions. For purposes of these Restated Articles of Incorporation, the following definitions shall apply:

                  A. "Series A Preferred" shall refer to the Series A Preferred Stock.

                  B. "Series B Preferred" shall refer to the Series B Preferred Stock.

                  C. "Series C Preferred" shall refer to the Series C Preferred Stock.

                  D. "Series D Preferred" shall refer to the Series D Preferred Stock.

                  E. "Preferred" shall refer to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

                  F. "Common" shall mean all Common Stock.

                  G. "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned by this corporation or by one or more of such subsidiaries.

                  H. "Original Issue Date" shall mean the date on which a share of Series D Preferred is first issued by the corporation in 1995.

                  I. "Board" shall mean the Board of Directors of this corporation.

         Section 2. Dividend Rights of Preferred. The holders of the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shall be entitled to receive, out of any funds legally available therefor, dividends in an amount equal to $.03 per annum for each share of Series A Preferred held by them, $.04 per annum for each share of Series B held by them, $.075 per annum for each share of Series C held by them, and $.070 per annum for each share of Series D held by them respectively, payable in preference and priority to any payment of any dividend on Common when and as declared by the Board. After payment of such dividends, any additional dividends declared shall be distributed among all holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred and all holders of Common in proportion to the number of shares of Common which would be held by each such holder if all shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred were converted into Common at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price respectively (as defined in Section 4(a) below). The right to such dividends on the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall not be cumulative, and no right shall accrue to holders of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year; provided, however, that in the event dividends are declared or paid on the Common in any year, each holder of the Series D Preferred purchased pursuant to the



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Series D Preferred Stock Purchase Agreement dated August 5, 1992 (the "1992
Series D Preferred) shall be entitled to receive, prior and in preference to any such dividends on the Common, a dividend payment equal to the aggregate amount which would have been accumulated by the holder of the 1992 Series D Preferred had the dividend rights of the 1992 Series D Preferred been cumulative since the date of issuance of the first share of 1992 Series D Preferred; each holder of the Series D Preferred purchased pursuant to the Series D Preferred Stock Purchase Agreement dated April 13, 1995 as amended on June 5, 1995 (the "1995 Series D Preferred) shall be entitled to receive, prior and in preference to any such dividends on the Common, a dividend payment equal to the aggregate amount which would have been accumulated by the holder of the 1995 Series D Preferred had the dividend rights of the 1995 Series D Preferred been cumulative since the date of issuance and each holder of the Series D Preferred purchased pursuant to the Series D Preferred Stock Purchase Agreement dated April 16, 1996 (the "1996 Series D Preferred) shall be entitled to receive, prior and in preference to any such dividends on the Common, a dividend payment equal to the aggregate amount which would have been accumulated by the holder of the 1996 Series D Preferred had the dividend rights of the 1996 Series D Preferred been cumulative since the date of issuance. If no dividends are declared or paid on the Common, no rights to any dividends shall accrue to the holder of the Series D Preferred for the purposes of this Section 2, Section 3 or otherwise.

         In the event that the corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of the Preferred (as provided in Section 4 hereof), the corporation shall, at the option of the holder, pay in cash to the holder(s) of the Preferred subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common in accordance with, and pursuant to the terms specified in, Section 4 hereof.

         Section 3.  Liquidation Preference; Mergers.

         (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of any other series of Preferred or the holders of the Common by reason of their ownership thereof, the amount of $.70 per share for each share of Series D Preferred then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series D Preferred. If upon occurrence of such event the assets and funds thus distributed among the holders of the Series D Preferred shall be insuffi cient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Series D Preferred pro rata based on the number of shares held.

         (b) After payment has been made to the holders of the Series D Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common by reason of their ownership thereof the amount of (i) $.30 per share for each share of Series A Preferred then held by them, (ii) $.40 per share for each share of Series B Preferred then held by them and (iii) $.75 for each share of Series C


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Preferred then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Preferred. If upon the occurrence of such event the assets and funds thus distributed to the holders of the Preferred as aforesaid shall be insufficient to permit the payment to such holders of their full preferential amount as set forth in this paragraph (b), then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Preferred with each such holder being entitled to receive a fraction of the amount so available for distribution, based on the ratio that the aggregate liquidation preferences of the Series A, Series B and Series C Preferred held by such holder as set forth in this paragraph (b) bears to the aggregate liquidation preferences of shares of Series A, Series B and Series C Preferred held by all such holders of Preferred as set forth in this paragraph (b).

         (c) After payment has been made to the holders of the Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Preferred shall participate on a pro rata basis based on the number of Common equivalent shares held by a holder in the distribution of all remaining assets of the corporation legally available for distribution, with the outstanding shares of the Preferred treated as though they had been converted into the appropriate number of shares of Common pursuant to Section 4 hereof as of the date of such distribution.

         (d) For purposes of this Section 3, a merger, consolidation or sale of all or substantially all of the assets of the corporation with and into any other corporation or corporations or the merger or consolidation of any other corporation or corporations into the corporation, in which consolidation or merger the shareholders of the corporation will receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding-up of the corporation in accordance with Sections 3(a), 3(b) and 3(c) above; provided, however, that, notwithstanding the foregoing, such merger, consolidation or sale of assets shall not be treated as a liquidation, dissolution or winding up if
(i) the per share consideration to be received by a holder of Preferred pursuant to any of the above-mentioned transactions (without reference to the provisions of Sections 3(a), 3(b) and 3(c) above) is in the form of cash and/or securities, which securities are publicly traded on the New York or American Stock Exchange or quoted on the NASDAQ National Market System, and have a fair market value on a fully distributed basis of at least $1.50 per share, in which event such merger, consolidation or sale of all or substantially all of the assets, the corporation shall be treated as set forth in Section 3(e) below, or (ii) the shareholders of this corporation immediately prior to the merger, consolidation or sale of assets continue to hold, or receive by virtue of their equity interest in the corporation, hold greater than 50% of the voting equity securities of the successor or surviving corporation immediately after such merger, consolidation or sale of assets.

         (e) In the event of a merger, consolidation or sale of all or substantially all of the assets of the corporation which is not treated as a liquidation, dissolution or winding-up pursuant to Section 3(d) above with respect to the outstanding series of Preferred, the consideration to be paid by the acquiring corporation or entity in such transaction shall be distributed among the holders of the Preferred and Common on a pro rata basis based on the number of Common equivalent shares held by a holder, with the outstanding shares of Preferred treated as though they had been converted into the appropriate number of shares of Common pursuant to Section 4 hereof as of the date of such distribution.



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         Section 4. Conversion. The holders of the Preferred shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and nonassessable shares of Common as is determined by dividing $.30 (the "Series A Original Purchase Price") by the then applicable Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion (the "Series A Conversion Price") shall initially be $.30 per share of Common. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.

                  Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and nonassessable shares of Common as is determined by dividing $.40 (the "Original Series B Purchase Price") by the then applicable Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common shall be deliverable upon conversion (the "Series B Conversion Price") shall initially be $.40 per share of Common. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided.

                  Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and nonassessable shares of Common as is determined by dividing $.75 (the "Original Series C Purchase Price") by the then applicable Series C Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common shall be deliverable upon conversion (the "Series C Conversion Price") shall initially be $.75 per share of Common. Such initial Series C Conversion Price shall be subject to adjustment as hereinafter provided.

                  Each share of Series D Preferred shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and nonassessable shares of Common as is determined by dividing $.70 (the "Series D Original Purchase Price") by the then applicable Series D Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion (the "Series D Conversion Price") shall initially be $.70 per share of Common. Such initial Series D Conversion Price shall be subject to adjustment as hereinafter provided.

                  Each share of the Preferred shall automatically be converted into shares of Common at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common for the account of the corporation to the public yielding gross proceeds of not less than $10,000,000 at a price per share (determined without regard to underwriter commissions and expenses) of not less than $1.50 (as adjusted for stock splits, reverse stock splits and the like effected after the Original Issue Date). In the event of such an offering as described



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above, the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such underwritten public offering. Notwithstanding the above, in the event of a public offering as described above, no share of Series D Preferred shall be automatically converted in accordance with the above unless prior thereto or concurrently therewith all other shares of Preferred are so converted.

         (b) Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of the Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable. Before any holder of the Preferred shall be entitled to convert the same into full shares of Common, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that (i) he elects to convert the same and (ii) whether the holder elects, pursuant to Section 2 hereof, to receive declared but unpaid dividends on the Preferred proposed to be converted in cash, or to convert such dividends into shares of Common at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, provided, however, that in the event of an automatic conversion pursuant to Section 4(a), the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common, and any declared but unpaid dividends on the converted Preferred which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

         (c) Adjustments to Conversion Price for Diluting Issues.

                  (i) Special Definitions. For purposes of this Section 4(c), the following definitions shall apply:

                           (1) 'Options' shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common or Convertible Securities.


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                           (2) 'Convertible Securities' shall mean any evidences
of indebtedness, shares (other than Common, Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) or other securities directly or indirectly convertible into or exchangeable for Common.

                           (3) 'Additional Shares of Common' shall mean all
shares of Common issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than:

                                    (A) shares of Common Stock issued or
issuable upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                                    (B) up to 4,762,652 shares of Common issued
or issuable to directors, officers or employees of, or consultants to, the corporation or to members of the corporation's Scientific Advisory Board pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program (collectively, the "Plans") approved by the Board, in an amount not to exceed 4,762,652 shares;

                                    (C) shares of Common issued or issuable as a
dividend or distribution on Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                                    (D) up to 529,234 shares of Common issued or
issuable upon the exercise of the warrant dated August 4, 1992 held by Alex. Brown & Sons Incorporated.

                                    (E) up to 28,571,429 shares of Series D
Preferred including shares of Common issued or issuable upon the conversion thereof, pursuant to the terms of that certain Series D Preferred Stock Purchase Agreement dated April 13, 1995, as amended;

                                    (F) up to 2,800,000 shares of Series D
Preferred including shares of Common issued or issuable upon the conversion thereof, pursuant to the terms of that certain Series D Preferred Stock Purchase Agreement dated April 16, 1996;

                                    (G) up to 2,859,087 shares of Series D
Preferred issued or issuable upon the exercise of certain Warrants held by Frazier Investment Securities, L.P. issued in connection with the offer and sale of the Company's 1995 Series D Preferred; or

                                    (H) shares of Common Stock issued or
issuable by way of dividend or other distribution on shares of Common excluded from the definition of Additional Shares of Common by the foregoing clauses (A),
(B), (E) or this clause (G) or on shares of Common so excluded.

                  (ii) No Adjustment of Conversion Price. No adjustment in the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price of a particular share of Preferred shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the applicable Series A Conversion Price, Series B Conversion


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Price, Series C Conversion Price or Series D Conversion Price in effect on the date of, and immediately prior to, such issue for such share of Preferred.

                  (iii)    Deemed Issue of Additional Shares of Common.

                           (1) Options and Convertible Securities. In the event
the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(vi) hereof) of such Additional Shares of Common would be less than the applicable Series A Conversion Price or Series B Conversion Price or Series C Conversion Price or Series D Conversion Price for such share of Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                    (A) no further adjustment in the Series A
Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (B) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                    (C) upon the expiration of any such Options
or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

                                            (I) in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received

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by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                                            (II) in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                    (D) no readjustment pursuant to clause (B)
or (C) above shall have the effect of increasing the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price to an amount which exceeds the lower of (i) the applic able Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price on the original adjustment date, or (ii) the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                    (E) in the case of any Options which expire
by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made until the expiration or exercise of all such Options, however such adjustment shall be made if shares of Preferred are converted during such period.

                           (2) Stock Dividends. In the event the corporation at
any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common payable in Common, then Additional Shares of Common shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend.

                  (iv) Adjustment of Conversion Price. In the event this corporation shall issue at any time after the Original Issue Date Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(c)(iii)) without consideration or for a consideration per share less than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price by a fraction, the numerator of which shall be the number



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of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price; and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this Section (iv), all shares of Common (a) issuable upon conversion of all outstanding Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred, (b) issuable upon conversion of all outstanding Convertible Securities, and (c) issuable upon exercise of all outstanding Options bearing an exercise price which is lower than the price at which the Additional Shares of Common were issued (or deemed to be issued), shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section (iii), such Additional Shares of Common shall be deemed to be outstanding. In the event of the issuance of Additional Shares of Common which results in an adjustment to the Series C Conversion Price, the Series D Conversion Price shall be subject to adjustment (in addition to any adjustment provided above) such that the number of shares of Common issuable upon conversion of the Series D Preferred after giving effect to such issuance of Additional Shares of Common shall represent the same percentage equity interest in the Company as if the Series C Conversion Price in effect immediately prior to such issuance of Additional Shares of Common had been equal to the Series D Conversion Price in effect immediately prior to such issuance of Additional Shares of Common. The purpose and intent of the foregoing sentence is to ensure that the percentage equity interest of the holders of Series D Preferred is not reduced by virtue of the fact that the Series C Conversion Price is greater than the Series D Conversion Price.

                  (v) Determination of Consideration. For purposes of this
Section 4(c), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

                           (1) Cash and Property: Such consideration shall:

                                    (A) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                    (B) insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board in the good faith exercise of its reasonable business judgment; provided, however, that if within 10 days of such determination holders of a majority of the outstanding shares of Preferred advise the Board of Directors in writing that such holders object to such determination, then the fair value of such property shall be determined pursuant to the appraisal of an independent appraiser mutually acceptable to the Board and such holders; and

                                    (C) in the event Additional Shares of Common
are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the



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



proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board.

                           (2) Options and Convertible Securities. The
consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                    (x) the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                    (y) the maximum number of shares of Common
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjust ment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vi) Adjustments for Subdivisions, Combinations, or Consolidations of Common. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise) at any time after the Original Issue Date, into a greater number of shares of Common Stock, the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (vii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred shall be changed at any time after the Original Issue Date into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification and otherwise (other than a subdivision or combination of shares provided for above), the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred immediately before that change and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred.

         (d) No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the applicable conversion rights of the holders of the Preferred, as set forth in this Section 4, against impairment.

         (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such series of Preferred at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred.

         (f) Notices of Record Date. In the event that this corporation shall propose at any time:

                  (i) to declare any dividend or distribution upon the Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                  (iii) to effect any reclassification or recapitalization of the Common outstanding; or

                  (iv) to merge or consolidate with or into any other corporation, the result of which is that this corporation is not the surviving corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                  then, in connection with each such event, this corporation shall send to the holders of the Preferred:

                           (1) at least 20 days' prior written notice of the
date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                           (2) in the case of the matters referred to in (iii)
and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event).

                  Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Preferred shares at the address for each such holder as shown on the books of this corporation.

         (g) The corporation shall at all times keep a sufficient number of shares of Common Stock authorized to allow the conversion of Preferred as set forth in this Section 4.

         Section 5. Voting Rights. Except as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of the Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Holders of Common Stock and Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation. Fractional votes by the holders of Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred held by each holder could be converted) be rounded to the nearest whole number.

         Section 6. Series D Preferred Protective Provisions. In addition to the other rights provided by law, so long as at least 500,000 shares of Series D Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative consent or written vote of the holders of not less than a majority of such outstanding shares of Series D Preferred voting, as a single class, approve:

                           (i) any increase in the authorized number of shares
of Series D Preferred;

                           (ii) the authorization or issuance of any new series
or class of stock senior to or on a parity with the Series D Preferred with respect to the payment of dividends or the distribution of assets on liquidation, and increases in the authorized shares of any such class or series;

                           (iii) any amendment to the Articles of Incorporation
that adversely affects the rights of the Series D Preferred (including, without limitation, the liquidation preference of the Series D Preferred); and

                           (iv) issue any dividends or distributions on, or
repurchases of, junior securities, other than pursuant to this corporation's employee stock purchase agreements or other employee benefit plans.

         Section 7. Covenants. In addition to any other rights provided by law, so long as at least 10% of the Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66 2/3% of such outstanding shares of Preferred:

         (a) amend or repeal any provision of, or add any provision to, this corporation's articles of incorporation or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred;

         (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred;

         (c) reclassify any Common into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred;

         (d) increase the authorized number of shares of Preferred; or

         (e) effect any sale or other conveyance of all or substantially all of the assets of the corporation, or any consolidation or merger involving the corporation that results in the exchange of outstanding shares of this corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (except for a merger or consolidation in which the shareholders of this corporation do not receive cash or securities and after the consummation of which the shareholders of this corporation own more than five-sixths of the voting power of the surviving or acquiring corporation or parent party).

         Section 8. Status of Converted Stock. In the event any shares of Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation and the articles of incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

         Section 9. Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Preferred shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions made by the corporation in connection with the repurchase of shares of Common issued to or held by employees or consultants upon termination of their employment or services or pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

                                       IV

         Section 1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         Section 2. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

         Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

         3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of Shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation is 5,373,739 shares of Common Stock, 4,902,919 shares of Series A Preferred, 10,037,500 shares of Series B Preferred, 2,666,666 shares of Series C Preferred and 49,044,423 shares of Series D Preferred. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock voting as a class, more than 50% of the outstanding shares of Series A Preferred, Series B Preferred, and Series C Preferred, voting as separate classes, more than 50% of the Series D Preferred Stock and not less than 66 2/3% of the outstanding Preferred Stock voting as a single class.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  April 10, 1996.

                                                      ------------------------
                                                      Brent R. Constantz,
                                                      President

                                                      ------------------------
                                                      Steven E. Bochner,
                                                      Assistant Secretary